Exhibit 99.3
First Amendment
to
Restricted Stock Agreements

Restricted Stock Agreements granted by BorgWarner Inc. to employees on or after February 6, 2008 under the BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan are hereby amended as follows:

Section 12.     Withholding of Taxes.  No later than the date as of which an amount first becomes includible in the Employee’s gross income for Federal income tax purposes, the Employee shall pay to the Company or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld, provided however, that in the case of an officer subject to Section 16(b) of the Exchange Act, the Company shall satisfy any applicable Federal, state, local or foreign withholding obligations by retaining Stock that is part of the Award in an amount sufficient to satisfy such withholding obligations, as determined by the Company.